FitLife Brands, Inc. Closes Merger with iSatori, Inc.

Omaha, NE—(October 1, 2015)—FitLife Brands, Inc. (OTCBB: FTLF) (“FitLife”) announced today the closing of the merger agreement with iSatori, Inc.  As a result of the transaction, iSatori will become a wholly-owned subsidiary of FitLife (the “Merger”).

The Merger was voted on and approved by iSatori shareholders at a special meeting on September 29, 2015.  Pursuant to the Merger Agreement, each share of iSatori common stock will be converted into 0.1732 shares of FitLife common stock, resulting in the issuance of approximately 2.3 million shares of FitLife Brands common stock.

About FitLife Brands

FitLife Brands formulates innovative and proprietary nutritional supplements for health conscious consumers. FitLife currently markets over 60 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska and its common stock trades on the OTCBB under the symbol “FTLF”.   For more information please visit FitLife’s website at: www.fitlifebrands.com.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. iSatori is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at http://www.isatori.com.

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